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                                                         Exhibit 5

                                                         Ann C. Mule'
                                                         General Attorney and
                                                         Corporate Secretary

SUNOCO LOGO
                                                         Sunoco, Inc.
                                                         Ten Penn Center
                                                         1801 Market Street
                                                         Philadelphia, PA 19103

                                                         August 17, 1999



Sunoco, Inc.
Ten Penn Center
1801 Market Street
Philadelphia, PA 19103-1699

Ladies and Gentlemen:

  As General Attorney and Corporate Secretary of Sunoco, Inc., a Pennsylvania corporation (the "Company"), I have been asked to deliver this opinion in connection with the issuance and sale of $200,000,000 aggregate principal amount of the Company's 7 3/4% Notes due September 1, 2009 (the "Debt Securities"). I or members of my staff have examined the Company's Articles of Incorporation and Bylaws, both as presently in effect; the form of Indenture dated as of May 15, 1994 (the "Indenture") between the Company and Citibank, N.A.; and a resolution of the Company's Board of Directors relating to the issuance, delivery and registration of the Debt Securities. In connection with the opinions set forth below, I or members of my staff have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed relevant and necessary as a basis for such opinions.
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Sunoco, Inc.
August 17, 1999
Page Two





  Based on the foregoing and subject to the qualifications and limitations stated herein, it is my opinion that:

  1. The Company has been duly incorporated and is in good standing under the laws of the Commonwealth of Pennsylvania;

  2. The Indenture has been duly and validly authorized and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms; and

  3. The Debt Securities have been duly and validly authorized and, when executed, authenticated, delivered and issued in accordance with the provisions of the Indenture, the Debt Securities will constitute validly issued and legally binding obligations of the Company, enforceable against it in accordance with their terms.

  The opinions expressed in numbered paragraphs 2 and 3 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether considered in equity or at law) and an implied covenant of good faith and fair dealing.

  I hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K to be incorporated by reference in the Registration Statement on Form S-3 (Registration No. 33-53717) of Sunoco, Inc., and to the use of my name under the caption "Legal Opinions" in the Prospectus related to such Registration Statement.

                                                Very truly yours,


                                                /s/ ANN C. MULE'
                                                ----------------
                                                Ann C. Mule'